Exhibit 10.22
VOTING SHAREHOLDER AGREEMENT

THIS VOTING SHAREHOLDER AGREEMENT (as such may be amended or amended and restated from time to time in writing signed by all of the parties) (this “Agreement”) is entered into as of March 14, 2013, by and between John Victor Lattimore, Jr. (“Lattimore”), Unique Materials, LLC (“Unique Materials”), Michael Parnell (“Parnell”), Matthew Hoff (“Hoff”), Kevin M. Cassidy (“Cassidy”), Daniel B. McGroarty (“McGroarty”) and Winston Marshall (“Marshall”) on the one hand (collectively referred to herein as “Lattimore Shareholders”), and H. Deworth Williams (“D. Williams”), Edward F. Cowle (“Cowle”, Geoff Williams (“G. Williams”), Children’s International Obesity Fund, Inc., a Utah corporation (“Obesity Fund”), and Blue Cap Development Corp, a Nevada corporation (“Blue Cap”) (collectively referred to herein as “Blue Cap shareholders”), on the other.

RECITALS

WHEREAS, the majority of outstanding common stock of the Company is owned by the Lattimore Shareholders and Blue Cap Shareholders as of the date of this Agreement;

WHEREAS, the parties believe it is in their best interests to provide for the effective governance of U.S. Rare Earths, Inc., a Nevada corporation (“USRE” or “the Company”) and desire to provide for the orderly election of members of the board of directors of the Company (“the Board”) in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.
Definitions.  The following defined terms, when used in this Agreement, have the respective meanings set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

1.1	“Board” means the Board of Directors of U.S. Rare Earths, Inc.

1.2  “Blue Cap Shareholders” means:

a.           Edward F. Cowle:
b.           H. Deworth Williams
c.           Geoff Williams; and
d.           Blue Cap Development Corp.
e.           Children’s International Obesity Fund, Inc.

1.3  “Lattimore Shareholders” means:

a.           John Victor Lattimore, Jr.;
b.           Unique Materials, LLC;
c.           Michael Parnell;
d.           Matthew Hoff;
e.           Kevin M. Cassidy;
f.           Daniel B. McGroarty;
g.           Winston Marshall.

1.4  “Independent Director” means an individual who is not an employee or officer of the Company or any affiliated company or subsidiary as those terms are defined and used under the federal securities laws.

             1.5  “Shares” means all shares of USRE common stock held by the Lattimore Shareholders and Blue Cap Shareholders (whether now or in the future) including all transferees, successors and assigns.

2.           Provisions Regarding the Board

2.1 Board Composition.  The parties agree to vote, or cause to be voted, all Shares owned by the Lattimore Shareholders and Blue Cap Shareholders, or over which a part98y has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be se and remain at seven (7) directors, unless increased pursuant to the Company By-laws and applicable Nevada statute.

2.2  Voting Agreement.   On any and all matters relating to the election of members to the Company Board (including the filling of any vacancies), the parties each agree to put forth a joint slate of seven (7) nominees made up of five (5) nominees put forth by ad determined solely upon the discretion of the Blue Cap Shareholders.  The Lattimore Shareholders, including all individuals within that group, will in no event propose more than the five (5) candidates necessary to fill their allotment on the jointly proposed slate.  The Blue Cap Group, including all individuals within that group, will in no event propose more than the two (2) candidates necessary to fill their allotment on the jointly proposed slate.  The parties further agree to vote all Shares held by tem and subject to the terms of this Agreement (or the holders thereof shall consent pursuant to an action by written consent) in a manner so as to elect to the Company’s Board of Directors each and every one of the five (5) nominees contained on each and every slate of directors endorsed by the Lattimore Shareholders provided that they are qualified to serve as members of the Board of Directors under applicable state and federal laws, and the By-laws and applicable corporate governance provisions of the Company, and each and every one of the two (2) nominees contained on the joint slate of directors endorsed by the Blue Cap Shareholders, provided that they are qualified to serve as members of the Board of Directors under applicable state and federal laws, and the By-laws and applicable corporate governance provisions of the Company.

Of the five (5) nominees contained on each and every slate of directors endorsed by the Lattimore Shareholders, two (2) of the nominees shall be “independent directors” as that term is defined in Section 1.4 of this Agreement.

The parties agree to endorse each and every slate of directors endorsed by the Lattimore Shareholders and Blue Cap Shareholders so long as they are not “unable to serve” or “unfit to serve.”  As used herein, “unable to serve” shall mean medically incapacitated so as to be unable to serve as a director, and “unfit to serve” shall mean a violation of rules and laws so as to prohibit one from serving as a director of a public company under applicable state and federal laws and the By-laws and applicable corporate governance rules of the Company.  In the event of a disagreement between the Lattimore Shareholders and Blue Cap Shareholders regarding these matters, determination of either of the preceding conditions shall be decided by binding arbitration of the parties under the provisions of the American Arbitration Association (“AAA”) applying the laws of the State of Nevada and applicable venue in the Las Vegas, Nevada metropolitan area, or such other area as the majority of the parties may decide in writing.

2.3           Failure to Designate a Board Member In the8 absence of any designation from the Lattimore Shareholders or Blue Cap Shareholders, the director previously designated and then serving in such seat shall be reelected, if eligible and qualified to serve as members of the Board of Directors under applicable state and federal laws, and the By-laws and applicable corporate governance provisions of the Company.  If such individual declines or is unable to serve, such position shall remain vacant until a nomination is presented which can be voted upon in accordance with the Company’s then current Articles of Incorporation and By-laws ad applicable state and federal laws, and in a manner consistent with the terms set forth in this Agreement.

2.4           No Liability for Election of Recommended Directors.  Except as to liability for breach of this Agreement, neither the Lattimore Shareholders, Blue Cap Shareholders, nor any affiliate thereof, shall incur any liability as a result of designating an individual for election as a director for any act or omission by such designated individual in his or her capacity as a director of the Company, nor shall any liability be incurred as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.6           Board Meetings.   Unless otherwise determined by the vote of a majority of the directors then in office the Board shall meet in person at least quarterly in accordance with an agreed upon schedule.  The Company shall reimburse the directors who are not employees of USRE for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board.

3.           Representation and Warranties.  Lattimore Shareholders and Blue Cap Shareholders hereby represent and warrant and covenants to each other as follows:

3.1           Shareholders.  Each of the Lattimore Shareholders and Blue Cap Shareholders represent and warrant that this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding obligation of each Shareholder, enforceable in accordance with its terms.

3.2           No Encumbrances.  All of the Shares held by the Lattimore Shareholders and the Blue Cap Shareholders, or by a nominee or custodian for the benefit thereof, are free and or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair the parties’ ability to perform their obligations under this Agreement.

3.3           No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the parties and the consummation by the parties of the transactions contemplated herby, except where the failure to obtain such consent, permit authorization, approval or filings would not interfere with the parties’ ability to perform their obligations hereunder, and none of the execution and delivery of this Agreement by the parties, the consummation by the parties of the transactions contemplated herby or compliance by the parties with any of the provisions hereof shall violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to each of the parties to this Agreement or any of their properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the parties to perform the obligations hereunder.

4.           Restrictions on Transfer of Shares

4.1           Transferee Bound by Agreement   Notwithstanding anything to the contrary in this Agreement, restricted Shares may not be transferred or sold or assigned unless the transferee both executes and agrees to be bound by this Agreement provided, however, that this Section 4 shall not apply to any sale or transfer and all other sales and transfers made by such Shareholder of unrestricted, freely trading, shares of the Company through the public securities markets.  This Section 4 will apply to any securities transaction by either the Lattimore Shareholders or Blue Cap Shareholders that is not effected through the public securities market during the term of this Agreement.

       4.2           Stop Transfer.   From and after the date of this Agreement and ending as of the Termination Date (referenced below in Section 6), both the Lattimore Shareholders and Blue Cap Shareholders acknowledge that either may instruct the Company to not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Shares that are transferred in violation of this Agreement.

5.           Term  This Agreement shall be effective as of the date hereof and shall continue in effect for a period not to exceed twenty-four (24) months after execution of this Agreement.  Upon the expiration of such term, this Agreement shall automatically be null and void and of no further force or effect, without the requirement on the part of any party to do anything further hereunder.

6.           Termination.  The Lattimore Shareholders and Blue Cap Shareholders agree and acknowledge that the following Agreement is contingent upon the simultaneous execution of:

(a)           The Settlement Agreement and Release dated March 14, 2013, by and among USRE, on the one
Hand, and D. Williams, Cowle, G. Williams, and Blue Cap and

(b)
The Stock Purchase Agreement dated March 14, 2013, between D. Williams, Cowle, and G. Williams, (collectively “Sellers”) and Lattimore, or one of his affiliated companies – which may include Lattimore Materials, Inc. and/or Unique Materials, LLC (“Purchasers”).

This Agreement shall become null and void and of no force in the event that the Settlement Agreement and Release.  Stock Purchase Agreement are not executed simultaneously herewith.

7.           Miscellaneous

7.1           Governing Law.  This Agreement shall be construed pursuant to the substantive laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

       7.2           Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by the Lattimore Shareholders and Blue Cap Shareholders to a transferee receiving restricted stock that is not free trading; provided however that: (1) the Company is, within a reasonable time after such private transfer, furnished with written notice of the name and address of such transferee and the Shares with respect to which such rights are being transferred; and (2) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon respective heirs, beneficiaries, successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.  Notwithstanding the foregoing, the rights duties and obligations of the parties hereto are not transferable or assignable.

             7.3           Counterparts; Facsimile   This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4           Titles and Subtitles   The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

       7.5           Amendments and Waivers   Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of eighty-five percent (85%) of the aggregate number of Shares then outstanding voting as a single class and not as separate series or classes; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf without the consent of any other party.  Notwithstanding the foregoing, no amendment may adversely affect the duties or responsibilities of the Company under this Agreement without the Company’s written consent thereto.  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Any amendment, termination, or waiver effected in accordance with this Section shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

       7.6           Severability   In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

       7.7           Entire Agreement   This Agreement (including any Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof.  Any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly superseded.

*            *           *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Lattimore Shareholders:

Unique Materials, LLC

By:	/s/ John Victor Lattimore, Jr.	By:	/s/ John Victor Lattimore, Jr.
	Name: John Victor Lattimore, Jr.		Name: John Victor Lattimore, Jr.

	Title:		Title:

	Date: March 14, 2013		Date: March 14, 2013

By:	/s/ Michael Parnell	By:	/s/ Matthew Hoff
	Name: Michael Parnell		Name: Matthew Hoff

	Title:		Title:

	Date: March 14, 2013		Date: March 14, 2013

By:	/s/ Kevin M. Cassidy	By:	/s/ Daniel B. McGroarty
	Name: Kevin M. Cassidy		Name: Daniel B. McGroarty

	Title:		Title:

	Date: March 14, 2013		Date: March 14, 2013

By:	/s/ Winston Marshall
Name: Winston Marshall

Title:

Date: March 14, 2013

Blue Cap Shareholders:

By:	/s/ H. Deworth Williams	By:	/s/ Edward F. Cowle
	Name: H. Deworth Williams		Name: Edward F. Cowle

	Title:		Title:

	Date: March 15, 2013		Date: March 15, 2013

Blue Cap Development Corp.

By:	/s/ Geoff Williams	By:	/s/ Geoff Williams
	Name: Geoff Williams		Name: Geoff Williams

	Title:		Title: Secretary/ Treasurer

	Date: March 15, 2013		Date: March 15, 2013

Children’s International Obesity Fund, Inc.

By:	/s/ H. Deworth Williams
Name: H. Deworth Williams

Title: President

Date: March 15, 2013